EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus Supplements filed pursuant to Rule 424(b) dated September 27, 2006 to Registration Statement 333-133184 and Registration Statement 333-136297 on Form S-1 and Registration Statement 333-133186 on Form S-4 of our report dated September 25, 2006, relating to the consolidated financial statements and financial statement schedule of Neiman Marcus, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Neiman Marcus, Inc. for the year ended July 29, 2006.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
September 25, 2006